As filed with the Securities and Exchange Commission on October 31, 2012

Registration No. 333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVANGARD CAPITAL GROUP INC.

(Exact name of Registrant as specified in its charter)

Nevada	6141	45-5507359
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2708 Commerce Way, Suite 300

Philadelphia, PA 19154

(215) 464-7300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Alan Gulko

President and Chief Executive Officer

Avangard Capital Group, Inc.

2708 Commerce Way, Suite 300

Philadelphia, PA 19154

(215) 464-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Laura Anthony, Esq.

Legal & Compliance, LLC

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

Phone: 561-514-0936

Fax: 561-514-0832

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by checkmark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit/Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Units, consisting of four shares of common stock, par value $.0001 per share and one warrant to purchase one share of common stock	5,000,000	$6.00	$30,000,000	$4,092.00
Common Stock included in the units(2)	20,000,000	—	—	—
Warrants to purchase common stock included in the units(2)	5,000,000	—	—	—
Common stock underlying warrants included in the units	5,000,000	$2.00	$10,000,000	$1,364.00
TOTAL			$40,000,000	$5,456.00

(1)	Estimated for purposes of calculating the amount of the registration fee paid pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(2)	No registration fee required pursuant to Rule 457 under the Securities Act.

This is our initial offering and no current trading market exists for our common stock. This Registration Statement shall also cover any additional shares of our common stock which may become issuable by reason of any stock dividend, stock split, recapitalization or other similar adjustments pursuant to Rule 416 under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Avangard Capital Group Inc.

5,000,000 Units

Each Unit Consisting of Four Shares of Common Stock

and One Redeemable Common Stock Warrant

Avangard Capital Group Inc. (the “Company”, “we”, “our” and “us”) is offering 5,000,000 units, each unit consisting of four shares of common stock, $0.0001 par value (the “Shares”), and one redeemable common stock warrant (a “Warrant”) at a public offering price of $6.00 per unit (a “Unit”). The Warrants will become exercisable and separately transferable from the Shares commencing 30 calendar days after the date of this prospectus. At any time thereafter until three years following the date of this prospectus, subject to earlier redemption, each Warrant entitles the holder to purchase one Share at an exercise price of $2.00 (133% of the per Share price of the common stock included in the Units), subject to adjustment. The Warrants are subject to redemption by the Company for $0.0001 per Warrant upon 30 days prior written notice, provided that the last sale price of the Shares equals or exceeds $3.00 (150% of the Warrant exercise price), subject to adjustment, for 10 consecutive trading days.

This is the Company’s initial offering of securities and prior to this registration, there has been no public trading market for the Units, the Shares or the Warrants. The offering is being conducted on a “self-underwritten,” “best efforts” basis, which means our officers and directors will attempt to sell the Units. The Units will be offered at a price of $6.00 per Unit for a period of six (6) months from the date of this prospectus unless extended by the Board of Directors for an additional 90 days (the “Offering Period”). The offering will end on             , 2013 (date to be inserted in a subsequent amendment).

We intend to list our shares of common stock for quotation on the Over the Counter Bulletin Board (“OTCBB”). We have not contacted any market makers as of the date of this Registration Statement to pursue such quotation.

We are a development stage, start-up company with limited operations. We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”).

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” COMMENCING ON PAGE 4 WHEN DETERMINING WHETHER TO PURCHASE ANY OF THE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

The Date of this Prospectus is October     , 2012

1

PROSPECTUS SUMMARY

This summary highlights certain information found in greater detail elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the risks of investing in our Units discussed under “Risk Factors” and the financial statements and other information that are included in this prospectus, before making an investment decision. In addition, this prospectus summarizes other documents which we urge you to read.

Our Company

Avangard Capital Group Inc. (“we”, “us”, the “Company”, “Avangard”) was incorporated in Nevada on June 13, 2012, and is a provider of nonprime automobile floor plan financing for used car dealers. Our executive offices are located at 2708 Commerce Way, Philadelphia, Pennsylvania 19154 and our telephone number is 215 464-7300.

Our Business

We are an independent auto sales finance company that provides floor plan financing for independent used car dealers based on the value of collateral (the car) as determined by us using the automobile industry’s nationally-recognized valuation sources. We currently operate in Pennsylvania, New Jersey and Florida.

Pursuant to an Assignment Agreement with Avangard Auto Financing, Inc. (“AAF”) dated June 13, 2012, we acquired from AAF, our affiliate, its floor plan financing portfolio for $159,979, which represented the principal balance outstanding at that time. In addition, AAF assigned to us the following agreements with Autosource Enterprises, Inc.: (i) Floor Plan Agreement, (ii) Demand Promissory Note, (iii) Business Line of Credit Agreement, (iv) Surety Agreement and (v) Confessions of Judgment. Pursuant thereto, we have assumed the obligations of AAF under the above agreements.

Risk Factors

An investment in our securities involves a high degree of risk. For a discussion of some of the risks you should consider before purchasing our securities, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 4 of this prospectus. These risks relate to various aspects of our business, including our continued need for funding and the other risks set forth under “Risk Factors”.

Summary of The Offering

Issuer:	Avangard Capital Group Inc, a Nevada corporation.
Securities Offered	We are offering (the “Offering”) on a best-efforts basis up to 5,000,000 Units (each a “Unit”) at a price per Unit of $6.00 for a total offering of up to $30,000,000. Each unit consists of four shares of common stock, $0.0001 par value (the “Shares”), and one redeemable common stock warrant (a “Warrant”).
Common Stock outstanding before this Offering(1)	10,000,000 Shares
Common Stock outstanding after this Offering(1)	Up to 35,000,000 Shares (assuming all 5,000,000 Units are sold and all 5,000,000 Warrants are exercised).
Common Stock Warrants offered	5,000,000 Warrants. The Warrants will become exercisable and separately transferable from the Shares commencing 30 calendar days after the effective date of this prospectus (the “Effective Date”). At any time thereafter until three years following the Effective Date, subject to earlier redemption, each Warrant entitles the holder to purchase one Share at an exercise price of $2.00 (133% of the per Share price of the common stock included in the Units), subject to adjustment. The Warrants are subject to redemption by the Company for $0.0001 per Warrant upon 30 days prior written notice, provided that the last sale price of the Shares equals or exceeds $3.00 (150% of the Warrant exercise price), subject to adjustment, for 10 consecutive trading days.
Offering Period:	The Units will be offered for a period of six (6) months from the date of this prospectus unless extended by the Board of Directors for an additional 90 days
Proceeds to the Company	$30,000,000, if all the Units are sold in the Offering. We will receive an additional $10,000,000 (assuming the exercise of all the Warrants, of which there is no assurance).
Use of Proceeds	We intend to use the proceeds to further our floor plan financing operations, to expand into additional markets, and to pursue licensing for conduct of retail financing operations, working capital and general corporate purposes. See “Use of Proceeds.”

(1)	In addition to the Common Stock, we have outstanding 905,000 shares of Series A Convertible Preferred Stock. Each share of Series A Preferred Stock is convertible into three (3) shares of our Common Stock, and the holders thereof are entitled to vote shares of Series A Preferred Stock held as common stock in accordance with the number of shares of common stock into which such preferred shares are convertible.

Summary Financial Data

The following table summarizes certain data derived from our audited financial statements as of and for the year ended June 30, 2012. The summary financial data should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus. You should read the following financial information together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to those financial statements, appearing elsewhere in this prospectus. Historical results are not necessarily indicative of the results for the current fiscal year or any other period.

Year ended June 30, 2012
Statement of Income Data
Revenues:	$1,770
Operating expenses:
General and administrative	400
Total operating expenses	400
Operating income	1,370
Interest expense	—
Net Income	1,370
Net income per common share:
Basic	0.00
Basic and diluted	0.00
Weighted average number of shares outstanding:	10,000,000
Basic and diluted	37,715,000
Balance Sheet Data
Cash and cash equivalents	20,696
Total assets	163,319
Total liabilities	400
Shareholders’ Equity	162,919
Balance Sheet Data, Pro Forma(1)
Cash and cash equivalents	39,920,696
Total assets	40,063,319
Total liabilities	400
Shareholders’ Equity	40,062,919

(1)	The pro forma balance sheet data reflects our sale of 5,000,000 Units at an assumed offering price of $6.00 per Unit and the application of the estimated net proceeds from this offering of $29,900,000, and $10,000,000 net proceeds from the exercise of 5,000,000 warrants for the purchase of 5,000,000 shares of common stock.

RISK FACTORS

An investment in our Units involves a high degree of risk. You should consider the following factors, in addition to the other information contained in this prospectus, in evaluating our business and proposed activities before you purchase any Units. The risks and uncertainties below are not the only ones we face. If any of these risks actually occur, our business could be harmed, the market price of our Units, common stock or Warrants could decline and you may lose all or part of your investment. You should also see “Special Note Regarding Forward-Looking Statements” immediately following these Risk Factors regarding risks and uncertainties relating to us and to forward-looking statements in this prospectus.

RISK FACTORS ASSOCIATED WITH OUR BUSINESS, OPERATIONS AND SECURITIES

Because we have a limited operating history, we may not be able to successfully manage our business or achieve profitability.

We were recently formed in June 2012 and as a result, we have a limited operating history upon which a potential investor can evaluate our prospects and the potential value of our Units. The likelihood of our success must be considered in light of the expenses, complications and delays frequently encountered in connection with the establishment and expansion of a new business and the competitive environment in which we will operate. We have little market penetration and successes to date, and may never reach profitability. No additional relevant operating history exists upon which an evaluation of our performance can be made. Our performance must be considered in light of the risks, expenses and difficulties frequently encountered in establishing new products and markets in the evolving, highly competitive non prime loan industry. If we cannot successfully manage our business, we may not be able to generate future profits and may not be able to support our operations.

We have significant capital requirements and are dependent on the offering proceeds to fund operations. We may need additional financing which we may not be able to obtain.

Our capital requirements will be significant. We are dependent on the proceeds of this Offering in order to fund our operations. In the event that the our plans change, its assumptions change or prove to be inaccurate or if the proceeds of this Offering otherwise prove to be insufficient to fund operations because of unanticipated expenses or difficulties or otherwise, we may be required to seek additional financing or may be required to curtail our plans. Such financing may include the issuance of additional and/or newly-created Shares and/or the incurrence of debt financing. There can be no assurance that any additional financing will be available to us on acceptable terms or at all. Any additional equity financing will dilute the interests of our then existing Shareholders.

We may have difficulty managing growth in our business.

Because of our small size, growth in accordance with our business plans, if achieved, will place a significant strain on our financial, technical, operational and management resources. As we expand our activities and increase our product lines, there will be additional demands on our financial, technical and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of experienced personnel, talent and consultants, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan.

We may not be able to obtain adequate financing to continue our operations.

Failure to generate operating cash flow or to obtain additional financing could result in substantial dilution of our property interests, or delay or cause indefinite postponement of further expansion of our product lines. We will require significant additional capital to fund our future activities. Our failure to find the financial resources necessary to fund our planned activities and service our debt and other obligations could adversely affect our business.

We may use the proceeds of this offering to pay for our expenses even if our business is terminated and this means you may lose your entire investment.

Any funds raised in this offering may be used immediately for our incurred expenses, even if we are later unable to complete our business plan. If this occurs, you may not receive your entire investment back because either we have used it to pay for offering costs or we have decided to liquidate and we are required to pay for other debts and liabilities of the Company. You may lose your entire investment.

Because our Officers and Board of Directors will make all management decisions, you should only purchase the Units if you are comfortable entrusting our Directors to make all decisions that will be financed with the proceeds of this offering. Our Board of Directors will have the sole right to make all decisions with respect to our management. Investors will not have an opportunity to evaluate the specific projects that will be financed with the proceeds of this offering or with future operating income. You should not purchase Shares unless you are willing to entrust all aspects of our management to our officers and directors.

We are seeking additional financing, and any such financing will likely be dilutive to our existing shareholders.

We expect the net proceeds of this offering to provide working capital to enable us to expand our lending operations. We will require additional working capital over and above the net proceeds of this offering. If additional funds are raised by the issuance of convertible debt or equity securities, such as the issuance of stock, or the issuance and exercise of warrants, the issuance and conversion of convertible debentures, then existing shareholders will experience dilution in their ownership interest. If additional funds are raised by the issuance of debt or certain equity instruments, we may become subject to certain operational limitations, and such securities may have rights senior to those of existing holders of common stock. There can be no assurance that we will be successful in obtaining such additional financing, if needed. Additional financing may not be available to us, may not be available on favorable terms and will likely be dilutive to existing shareholders.

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•

disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

The current unprecedented volatility in the worldwide credit and equity markets may have an impact on our ability to obtain future financing.

We do not know what impact the current unprecedented volatility in worldwide credit and equity markets may have on our ability to obtain future financing following this offering. Since September 2008, we have seen unprecedented turmoil in equity and credit markets that has resulted in record-setting losses in the stock markets, dramatic decreases of liquidity in the credit markets, bank failures, hedge fund closures and massive market intervention by the United States and foreign governments. Because of the unprecedented nature of these market events, and because the markets remain highly-volatile today, we cannot predict what effect these events will have on our ability to obtain financing in the future. If we are unable to raise sufficient capital following this offering, it will have impact our future results of operations.

We are highly dependent on the services provided by Alan Gulko, our CEO.

We are highly dependent upon the services of our President and Chief Executive Officer, Alan Gulko. We have not obtained “key-man” life insurance policies insuring the life of Mr. Gulko. If the services of Mr. Gulko become unavailable to us, for any reason, our business could be adversely affected. The following information sets forth the names of our executive officers and directors, their ages and their present positions with the Company as of June 30, 2012. The directors serve for a term of one year or until the next annual meeting of the shareholders. Each officer serves at the discretion of the Board of Directors. A complete list of Directors and their qualifications is presented in the Management Section on page 22.

The Company Has Established Preferred Stock Which Can Be Designated By The Company’s Directors Without Shareholder Approval And Has Established Series A Stock, Which Gives The Holders Super Voting Power Over The Common Stock Shareholders of the Company.

The Company has 300,000,000 shares of preferred stock authorized and 150,000,000 shares of Series A Convertible Preferred Stock designated. As of the date of this Prospectus, the Company has 905,000 Series A Convertible Preferred Stock shares issued and outstanding. The Company’s Series A Convertible Preferred Stock allows the holder to vote 3 votes each on shareholder matters. Additional shares of preferred stock of the Company may be issued from time to time in one or more series, each of which shall have distinctive designation or title as shall be determined by the Board of Directors of the Company, prior to the issuance of any shares thereof. The preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as adopted by the Board of Directors. Because the Board of Directors is able to designate the powers and preferences of the preferred stock without the vote of a majority of the Company’s shareholders, shareholders of the Company will have no control over what designations and preferences the Company’s preferred stock will have. As a result of this, the Company’s shareholders may have less control over the designations and preferences of the preferred stock and as a result the operations of the Company.

Alan Gulko, Our Chief Executive Officer and Director, Can Exercise Voting Control Over Corporate Decisions.

Alan Gulko beneficially holds voting control over (a) 48,237 Series A Convertible Preferred Stock shares, which provide him the ability to vote as if such shares were 144,711 shares of common stock (the number of shares of common stock for which the Series A Preferred is convertible into) (b) approximately 49% of the Company’s outstanding common stock; which in aggregate provides him voting control over approximately 50.44% of our total voting securities. Mr. Gulko will continue to own approximately 16% of the Company’s outstanding common stock after the offering (assuming the sale of all shares offered herein). As a result, prior to the offering, Mr. Gulko will exercise control in determining the outcome of all corporate transactions or other matters, including the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of Mr. Gulko may differ from the interests of the other stockholders and thus result in corporate decisions that are adverse to other shareholders.

The Company May Experience Write-Offs for Losses and Defaults, Which Could Adversely Affect Its Financial Condition And Operating Results.

It will be common for the Company to recognize losses resulting from the inability of certain customers to pay loan costs and the insufficient realizable value of the collateral securing such leases. Additional losses will occur in the future and may occur at a rate greater than the Company has experienced to date. If these losses were to occur in significant amounts, our financial position, liquidity, and results of operations would be adversely affected, possibly to a material degree.

Changes in interest rates could have an adverse impact on our business. For example:

•	rising interest rates will increase our borrowing costs;

•	rising interest rates may reduce our consumer automotive financing volume by influencing customers to pay cash for, as opposed to financing vehicles; and

We are also subject to risks from decreasing interest rates. For example, a significant decrease in interest rates could increase the rate at which loans are prepaid.

Our Business May Be Adversely Affected If More Burdensome Government Regulations Were Enacted.

Our operations are subject to regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations. In most states in which we operate, a consumer credit regulatory agency regulates and enforces laws relating to consumer lenders and sales finance companies such as us. These rules and regulations generally provide for licensing as a sales finance company or consumer lender or lessor, limitations on the amount, duration and charges, including interest rates, for various categories of loans, requirements as to the form and content of finance contracts and other documentation, and restrictions on collection practices and creditors’ rights. In certain states, we are subject to periodic examination by state regulatory authorities. Some states in which we operate do not require special licensing or provide extensive regulation of our business.

We are also subject to extensive federal regulation, including the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act. These laws require us to provide certain disclosures to prospective borrowers and lessees and protect against discriminatory lending and leasing practices and unfair credit practices. The principal disclosures required under the Truth in Lending Act include the terms of repayment, the total finance charge and the annual percentage rate charged on each contract or loan and the lease terms to lessees of personal property. The Equal Credit Opportunity Act prohibits creditors from discriminating against credit applicants on the basis of race, color, religion, national origin, sex, age or marital status. According to Regulation B promulgated under the Equal Credit Opportunity Act, creditors are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. In addition, the credit scoring system used by us must comply with the requirements for such a system as set forth in the Equal Credit Opportunity Act and Regulation B. The Fair Credit Reporting Act requires us to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer reporting agency and to respond to consumers who inquire regarding any adverse reporting submitted by us to the consumer reporting agencies. Additionally, we are subject to the Gramm-Leach-Bliley Act, which requires us to maintain the privacy of certain consumer data in our possession and to periodically communicate with consumers on privacy matters. We are also subject to the Service members Civil Relief Act, which requires us, in most circumstances, to reduce the interest rate charged to customers who have subsequently joined, enlisted, been inducted or called to active military duty. The dealers who originate automobile finance contracts and leases purchased by us also must comply with both state and federal credit and trade practice statutes and regulations. Failure of the dealers to comply with these statutes and regulations could result in consumers having rights of rescission and other remedies that could have an adverse effect on us.

We believe that we maintain all material licenses and permits required for our current operations and are in substantial compliance with all applicable local, state and federal regulations. There can be no assurance however, that we will be able to maintain all requisite licenses and permits, and the failure to satisfy those and other regulatory requirements could have a material adverse effect on our operations. Further, the adoption of additional, or the revision of existing, rules and regulations could have a material adverse effect on our business.

Compliance with applicable law is costly and can affect operating results. Compliance also requires forms, processes, procedures, controls and the infrastructure to support these requirements, and may create operational constraints. Laws in the financial services industry are designed primarily for the protection of consumers. The failure to comply with these laws could result in significant statutory civil and criminal penalties, monetary damages, attorneys’ fees and costs, possible revocation of licenses and damage to reputation, brand and valued customer relationships.

In the near future, the financial services industry is likely to see increased disclosure obligations, restrictions on pricing and fees and enforcement proceedings, which could have a material adverse effect on our revenues and results of operations.

We are exposed to credit risk, which could affect our profitability and financial condition.

We are subject to credit risk resulting from defaults in payment or performance by debtors responsible for payments of the loans. There can be no assurances that our monitoring of our credit risk as it impacts the value of these assets and our efforts to mitigate credit risk through our risk-based pricing and loss mitigation strategies are or will be sufficient to prevent an adverse effect on our profitability and financial condition.

We will incur increased costs as a result of becoming a reporting company, and such additional costs may have an adverse impact on our profitability.

Following the effectiveness of this S-1 Registration Statement, we will be a Securities and Exchange Commission (“SEC”) reporting company. As a result of becoming a reporting company, we will be required to file periodic and current reports and other information with the SEC and we must adopt policies regarding disclosure controls and procedures and regularly evaluate those controls and procedures. As a reporting company, we will incur significant additional legal, accounting and other expenses in connection with our public disclosure and other obligations. The additional costs we will incur in connection with becoming a reporting company will serve to further stretch our limited capital resources. In other words, due to our limited resources, we may have to allocate resources away from other productive uses in order to pay expenses we incur as an SEC reporting company. Further, there is no guarantee that we will have sufficient resources to meet our reporting and filing obligations with the SEC as they come due.

We have never paid dividends and do not expect to pay dividends in the foreseeable future.

We have never paid dividends on our capital stock, but anticipate paying dividends on our preferred stock. We do not see paying dividends on our common stock for the foreseeable future. Future debt covenants may prohibit payment of dividends.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results. As a result, current and potential stockholders could lose confidence in our financial reporting which, in turn, could harm our business and the trading price of our common stock.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting. Our management may conclude that our internal controls over our financial reporting are not effective. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. If we fail to timely achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal controls over financial reporting at a reasonable assurance level. Moreover, effective internal controls over financial reporting are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our common stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act. As of the date of this prospectus we do not have an estimate of the costs to the company of compliance with the Act.

We have not yet begun preparing for compliance with Section 404, but we are aware we must do so by strengthening, assessing and testing our system of internal controls to provide the basis for our report. The process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention. We cannot be certain that these measures will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, as we grow our business, our internal controls will become more complex and will require significantly more resources to ensure our internal controls overall remain effective. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price.

RISK FACTORS RELATING TO THE OFFERING

We do not meet the criteria to list our securities on an exchange such as The NASDAQ Stock Market and the Units, Warrants and our common stock are illiquid and may be difficult to sell.

There is no market for our common stock at this time and, following the offering made by this prospectus, there is no assurance that any market will develop for our common stock, the Units or the Warrants. We plan to list our common stock and the Warrants for trading on the Over-The-Counter Bulletin Board when the distribution and potential market for the stock and Warrants would permit such listing, although there is no assurance that we will be able to accomplish this listing. Generally, securities that are quoted on the Over-The-Counter Bulletin Board lack liquidity and analyst coverage. This may result in lower prices for our common stock and Warrants than might otherwise be obtained if we met the criteria to list our securities on a larger or more established exchange, such as The NASDAQ Capital Market, and could also result in a larger spread between the bid and asked prices for our common stock and Warrants.

In addition, if there is only limited trading activity in our common stock and Warrants, we may not be able to have these securities qualify for quotation on the Over-The-Counter Bulletin Board. The relatively small trading volume would likely make it difficult for our shareholders to sell their Warrants or common stock as, and when, they choose. As a result, investors may not always be able to resell shares of our common stock, or the Warrants publicly at the time and prices that they feel are fair or appropriate.

The application of the “penny stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares.

The Securities and Exchange Commission (the “SEC”) has adopted rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

•	that a broker or dealer approve a person’s account for transactions in penny stocks, and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person, and

•

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

The initial offering price of the Units and the Warrant exercise price have been arbitrarily determined and no prior public market exists for our common stock, or the Units and Warrants. There can be no assurance that a public market for our common stock, the Units and Warrants will develop.

The initial offering price of the Units and the Warrant exercise price have been arbitrarily determined by the Company. The initial offering price of the Units and the Warrant exercise price bear no relationship to the Company’s assets, book value, lack of earnings, net worth or other recognized criteria of value, including quoted stock prices. Prior to the offering, there has been no public market for our common stock, or the Units and Warrants. Although the Company expects to apply and that its application will be granted so that its common stock and Warrants will be quoted on the Over-The-Counter Bulletin Board, there can be no assurance that an active public market will develop or be sustained.

Because we will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use them and the proceeds may not be invested successfully.

We will have broad discretion on the use of the offering proceeds. While we currently anticipate that we will use the net proceeds of this offering for working capital and other general corporate purposes, our management may allocate the net proceeds among these purposes as it deems necessary. In addition, market or other factors may require our management to allocate portions of the net proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the net proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the Company.

If you purchase the Units sold in this offering, you will experience immediate dilution.

If you purchase the Units sold in this offering, you will experience immediate dilution because the price that you pay for our common stock that is part of the Units will be greater than the net tangible book value per share of our shares of common stock.

There must be a current prospectus and state registration in order for you to exercise the Warrants.

Purchasers of Units will be able to exercise the Warrants only if a current prospectus relating to the Shares underlying the Warrants is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company will use its best efforts to (i) maintain the effectiveness of a current prospectus covering the Shares underlying the Warrants and (ii) maintain the registration of such Shares under the securities laws of the states in which the Company initially qualifies the Units for sale in the offering, there can be no assurance that the Company will be able to do so. The Company will be unable to issue Shares to those persons desiring to exercise their Warrants if a current prospectus covering the Shares issuable upon the exercise of the Warrants is not kept effective or if such Shares are neither qualified nor exempt from qualification in the states in which the holders of the Warrants reside.

The Warrants are subject to redemption by the Company.

The Warrants are subject to redemption by the Company for $0.0001 per Warrant upon 30 days prior written notice, provided that the last sales price of the Shares equals or exceeds 150% of the Warrant exercise price, for 10 consecutive trading days. In addition, a current prospectus covering the Shares issuable upon exercise of the Warrants must then be effective under the Securities Act of 1933, as amended (“Securities Act”). If the Warrants are redeemed, Warrant holders will lose their right to exercise the Warrants except during such 30 day redemption period. Redemption of the Warrants could force the holders to exercise the Warrants at a time when it may be disadvantageous for the holders to do so or to sell the Warrants at the then market price or accept the redemption price, which likely would be substantially less than the market value of the Warrants at the time of redemption.

If you purchase or hold the Warrants, you will not be entitled to any rights as a shareholder on the common stock underlying the Warrants, but you will be subject to all changes made with respect to our common stock.

If you purchase or hold the Warrants, other than the right to adjustments in the exercise price of the Warrants upon certain events, you will not be entitled to any rights as a shareholder (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) on the common stock underlying the Warrants, but such shares will be subject to all changes affecting the common stock. You will only be entitled to rights as a shareholder on the common stock underlying the Warrants if and when we deliver shares of common stock to you upon the exercise of your Warrants. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining shareholders of record entitled to vote on the amendment occurs prior to the exercise of your Warrants, you will not be entitled to vote the shares of common stock underlying your Warrant on the amendment, although the common stock you receive upon exercise of your Warrants, will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock or other classes of capital stock.

Rule 144 Related Risk.

The SEC adopted amendments to Rule 144 which became effective on February 15, 2008 that apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that: (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the total number of securities of the same class then outstanding; or

•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus that are forward-looking in nature are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this prospectus, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. Except as required by law, we undertake no obligation to update forward-looking statements. The risks identified in the “Risk Factors” section of this prospectus, among others, may impact forward-looking statements contained in this prospectus.

USE OF PROCEEDS

We estimate that our net proceeds, after deducting the estimated expenses related to this offering, assuming all Units are sold, will be approximately $29,900,00 (based on an assumed offering price of $6.00 per Unit). We intend to use the estimated net proceeds as follows:

	Approximate Amount	Percent of Net Proceeds
To be available and utilized solely for the funding of new loans, licensing for consumer and retail loans, and expansion into new markets	$29,900,000	100%

Net proceeds to be received by us	$29,900,000	100%

The foregoing represents our current intentions based upon our current plans and business condition. We will have broad discretion in the application of our net proceeds from this offering, and the occurrence of unforeseen events or changes in business conditions could result in the application of our net proceeds from this offering in a manner other than as described in this prospectus.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2012:

•	on an actual basis; and

•

on a pro forma basis to give effect to our sale of 5,000,000 Units at an offering price of $6.00 per Unit pursuant to this offering, proceeds from the exercise of 5,000,000 warrants, the conversion of preferred stock and the application of the estimated net proceeds from this offering;

You should read the information in this table along with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and related notes contained in this prospectus.

	As of June 30, 2012
	Actual	Pro forma
	(audited)	(unaudited)
Cash	$20,696	$39,920,696

Floor plan financing receivable	140,890	140,890

Interest receivable	610	610

Fees receivable	1,123	1,123

Total assets	163,319	40,063,319

Debt:

Other liabilities	400	400

Total debt	400	400

Shareholders’ equity

Preferred stock, $0.0001 par value, 300,000,000 authorized; Class A, 905,000 shares issued and outstanding; 0 shares after conversion to 2,715,000 common shares	90	—

Common stock, $0.0001 par value, 1,000,000,000 authorized; Class A, 10,000,000 shares issued and outstanding; 37,715,000 after conversion	1,000	3,772

Additional paid-in capital	904,910	40,802,229

Subscriptions	(744,451)	(744,451)

Retained earnings	1,370	1,370

Total shareholders’ equity	162,919	40,062,919

Total capitalization	$163,319	$40,063,319

DILUTION

The difference between the offering price per share of the Units, assuming no value is attributed to the Warrants included in the Units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to purchasers in this offering. Net tangible book value per share is determined by dividing our tangible book value, which is our tangible assets less total liabilities, by the number of outstanding shares of our common stock. At June 30, 2012, our net tangible book value was $162,219, or approximately $0.01 per share of common stock with conversion of preferred shares. After giving effect to the sale of 25,000,000 shares of common stock and exercise of 5,000,000 warrants included in this prospectus, and the conversion of 905,000 shares of Series A Preferred Stock to 2,715,000 shares of common stock, our pro forma net tangible book value at June 30, 2012 is $40,062,919 or $0.88 per share, representing an immediate increase in net tangible book value of $0.87 per share to the existing shareholders and an immediate dilution of $0.62 per share, or 41%, to purchasers in this offering.

The following table illustrates the dilution to the purchasers in this offering on a per-share basis as if the offering had occurred on June 30, 2012, assuming the exercise of 5,000,000 Warrants included in the Units and the conversion of 905,000 shares of Series A Preferred stock to 2,715,000 shares of common stock:

June 30, 2012
Offering price of the Units	$6.00

Offering price of common share portion of each Unit	1.50
Net tangible book value before this offering	0.01
Increase attributable to purchasers in this offering	0.87

Pro forma net tangible book value after this offering	0.88

Dilution to purchasers in this offering	$0.62

The following table sets forth information as of June 30, 2012 with respect to our existing stockholders and the purchasers in this offering:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Preferred stockholders	905,000	100%	$905,000	2%	$1.00
Preferred stockholders; conversion to common stock	2,715,000	7%	$—	0%	$—
Initial stockholders	10,000,000	27%	$1,000	0%	$0.00
Purchasers in this offering	20,000,000	53%	$30,000,000	73%	$1.50
Purchasers in this offering; warrants converted to common stock	5,000,000	13%	$10,000,000	24%	$2.00

Total	37,715,000	100%	$40,906,000	100%	$1.08

BUSINESS

Overview

Avangard Capital Group, Inc. was incorporated June 13, 2012 under the laws of the State of Nevada. Our executive offices are located at 2708 Commerce Way, Philadelphia, PA 19154.

Our Business

We are an independent auto sales finance company that provides floor plan financing for independent used car dealers based on the value of collateral (the car) as determined by us using the automobile industry’s nationally-recognized valuation sources. We operate in the states of New Jersey, Pennsylvania and Florida. We commenced business June 22, 2012 with the purchase of all floor plan receivables from Avangard Auto Finance, Inc. for $151,979, the face value of the contracts plus accrued interest and fees.

We are a direct lender to dealers. Typically, the loan is a revolving line of credit collateralized by specific vehicles on the dealer’s sales lot. Periodic inspections are made by our personnel verifying the collateral location and value. The advance disbursement to the dealer is calculated using our guidelines as to the value of the automobile. Typically the dealer will also be required to personally guarantee the loan with other assets as security.

Customers and Locations

Floorplan financing supports independent used vehicle dealers who purchase vehicles from auctions and other non-auction methods. Our ability to provide floorplan financing facilitates the growth of vehicle sales at auction. In addition, we have the ability to send finance representatives on-site to most approved independent auctions during auction sale-days.

Sales and Marketing

We seek to expand our share of the independent dealer floorplan market through a number of methods and channels. We target and solicit new dealers through both direct sales efforts at the dealer’s place of business as well as auction-based sales and customer service representatives, who service our dealers at auctions where they replenish and rotate vehicle inventory.

Credit

Our procedures and computer-based system enable us to manage our credit risk by tracking each vehicle from origination to payoff. Typically, we assess a floorplan fee at the inception of a loan and we collect all accrued fees and interest when the loan is extended or repaid in full. In addition, we generally hold the title or other evidence of ownership to all vehicles which are floorplanned. Typical loan terms are 30 to 60 days, each with a possible loan extension. For an additional fee, this loan extension allows the dealer to extend the duration of the loan beyond the original term for another 30 to 60 days if the dealer makes payment towards principal and pays accrued interest and fees.

The extension of a credit line to a dealer starts with the underwriting process. Credit lines up to $200,000 are extended using a proprietary scoring model developed internally by us. Credit lines in excess of $200,000 may be extended using underwriting guidelines which require dealership and personal financial statements and tax returns. The underwriting of each line of credit requires an analysis, write-up and recommendation.

Government Regulation

Our lending business operates in a highly regulated environment. This business is subject to laws relating to discrimination in extending credit, use of credit reports, privacy matters, disclosure of credit terms and correction of billing errors. It is also subject to certain regulations and legislation that limit its operations in certain jurisdictions. For example, limitations may be placed on the amount of interest or fees that a loan may bear, the amount that may be borrowed, the types of actions that may be taken to collect or foreclose upon delinquent loans, or the information about a customer that may be shared.

Some of the other more significant regulations that we are subject to include:

Privacy — The Gramm-Leach-Bliley Act imposes additional obligations on us to safeguard the information we maintain on our customers and permits customers to “opt-out” of information sharing with third parties. Regulations have been enacted by several agencies that establish obligations to safeguard information. In addition, several states have enacted even more stringent privacy legislation. If a variety of inconsistent state privacy rules or requirements are enacted, our compliance costs could increase substantially.

Fair Credit Reporting Act — The Fair Credit Reporting Act provides a national legal standard for lenders to share information with affiliates and certain third parties and to provide firm offers of credit to consumers. In late 2003, the Fair and Accurate Credit Transactions Act was enacted, making this preemption of conflicting state and local laws permanent. The Fair Credit Reporting Act was also amended to place further restrictions on the use of information sharing between affiliates, to provide new disclosures to consumers when risk-based pricing is used in the credit decision, and to help protect consumers from identity theft. All of these new provisions impose additional regulatory and compliance costs on us.

Competition

We primarily provide short-term dealer floorplan financing of wholesale vehicles to independent vehicle dealers in North America. At the national level, our competition includes specialty lenders, banks and financial institutions. At the local level, we face competition from banks and credit unions who may offer floorplan financing to local auction customers. Such entities typically service only one or a small number of auctions.

Some of our industry competitors who operate whole car auctions on a national scale may endeavor to capture a larger portion of the floorplan financing market. We compete primarily on the basis of quality of service, convenience of payment, scope of services offered and historical and consistent commitment to the sector.

In all of our markets we face direct competition from bank and non-bank lenders who provide non-prime financing for automobile dealers. Certain of these lenders are larger than we are and have greater financial resources than we do. We believe we can compete effectively with these other sources of automobile financing; however, there is no assurance that our ability to market products and services successfully will not be impacted by competition that now exists or may later develop.

Employees

We currently have 2 employees, including the President and Chief Executive Officer.

Description of Property

Our executive offices are 2708 Commerce Way, Philadelphia, PA 19154, where we rent space in the offices of 2708 Commerce Way Office Complex, which is owned by Commerce Way, LP, owned 70% by SLP and 30% by DJS, at a monthly rental of $2,500 pursuant to three-year lease that expires August 31, 2015. The leased area totals approximately 2,000 square feet, consisting of a reception lobby, two restrooms, 2 offices, one multiple work space office, and printer/fax area within the hallway.

Legal proceedings

Although we may become subject to litigation or other legal proceedings from time to time in the ordinary course of our business, we are not a party to any pending legal proceedings and are not aware of any material threatened legal proceeding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements, and notes thereto, included elsewhere in this prospectus. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.

We provide floor plan financing for independent used car dealers based on the value of collateral (the car) as determined by us using the automobile industry’s nationally-recognized valuation sources.

The Company is a direct lender to dealers. Typically, the loan is a revolving line of credit collateralized by specific vehicles on the dealer’s sales lot. Periodic inspections are made by Company personnel verifying the collateral location and value. The advance disbursement to the dealer is calculated using our guidelines as to the value of the automobile. Typically the dealer will also be required to personally guarantee the loan with other assets as security.

Summary of Significant Accounting Policies –

Use of Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

Concentrations of Credit Risk for Cash

The Company’s cash balances are maintained at one bank. Balances are insured by the Federal Deposit Insurance Corporation subject to certain limitations.

Revenue Recognition

Interest income from floor plan financing receivable is recognized using the interest method. Accrual of income on finance receivable is suspended when a contract is contractually delinquent for ninety days or more. The accrual is resumed when the contract becomes contractually current and past due interest is recognized at that time.

Origination Fees are recognized for services provided during the loan origination process at the point in time the loan is funded by the third-party lender.

Floor Plan Financing Receivable

Floor plan financing receivable consists of purchased automobiles, which were assigned to the Company upon acquisition. The titles to the automobiles, which serve as security for the payment of the purchased contracts, are held by the Company.

Floor plan financing receivable that management has the intent and ability to hold for the foreseeable future or until maturity of payoff are reported at their outstanding gross contractual balances, net of allowance for losses and unearned finance revenue. Unearned finance revenue consists of unearned interest and discounts realized on contract purchases. The Company performs periodic evaluations of the adequacy of the allowance for losses taking into consideration the past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, as well as recovery potential of any underlying collateral, personal guarantees and current economic conditions. Any increases in the allowance for losses subsequent to the acquisition of the contract are charged to earnings. As of June 30, 2012, no provision has been made.

Fair Value of Financial Instruments

The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced sale or liquidation. Significant differences can arise between the fair value and carrying amount of financial instruments that are recognized at historical cost amounts. The carrying value of cash and accounts payable approximate the fair value because of the short maturity of those instruments.

The accounting standards regarding fair value of financial instruments and related fair value measurements define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement, and enhance disclosure requirements for fair value measures.

The three levels are defined as follows:

Level 1:	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2:	inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3:	inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Income Taxes

Subsequent Events

These financial statements were approved by management and available for issuance on October 12, 2012. Management has evaluated subsequent events through this date.

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used in determining such items as income tax exposures, accruals, depreciable useful lives and allowance for finance and interest receivable losses. Actual results could differ from those estimates.

Notes to our audited Financial Statements included in this Registration Statement discusses of the most significant policies we apply, or intend to apply, in preparing our financial statements, some of which are subject to alternative treatments under accounting principles generally accepted in the United States of America.

Loan receivables are recorded at the financed amount, minus fees, security charges and/or other deductions.

Finance charges are computed monthly by applying the daily interest rate annualized using a 360 day year. As required under United States Generally Accepted Accounting Standards (U.S. “GAAP”), accruals are made to the last day of the reporting period for interest income and expenses.

The Company recognizes finance charge and nonrefundable fee income under the guidelines of FAS-91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, which specifies that loan fees and certain direct loan origination costs shall be recognized as an adjustment to yield generally by the interest method based on the contractual terms of the loan.

Credit Quality

The following tables present certain data related to the receivables portfolio:

ACG acquired the entire floor plan portfolio from Avangard Auto Finance, Inc. The components the portfolio of loans purchased on June 22, 2012 is comprised of:

Principal receivable	$147,410
Interest receivable	1,773
Fees receivable	2,796

$151,979

Results of Operations

The Company commenced operations June 22, 2012 with the purchase of the loan portfolio from Avangard Auto Finance, Inc. The Company’s only revenue for the short fiscal year ending June 30, 2012 was interest and fees generated totaling $1,770.

General and administrative expenses were $400 representing the cost of incorporation.

Liquidity and Capital Resources

Our business requires substantial cash to support floor plan financing contracts and other operating activities. The Company has no debt and all operations have been financed with capital contributions from shareholders. The company has sufficient capital on hand to meet all its future operational needs.

Net cash used in operating activities for the year ended June 30, 2012 was ($140,853.)

Net cash provided by financing activities for the year ended June 30, 2012 was $161,549 primarily from the issuance of preferred and common stock.

Cash Requirements

Our ability to execute upon our continued business plan is dependent upon receipt of proceeds from this Offering. We intend to meet our financial needs for operations through our operations as well as the proceeds of this offering or other additional funds by equity and/or debt financing and/or related party advances. However there is no assurance of additional funding being available.

Our future capital requirements will depend on numerous factors, including the profitability of operations and our ability to control costs. We believe that our current assets together with income from operations will be sufficient to meet our operating expenses and capital expenditures in the near term.

There can be no assurances that we will be successful in raising capital in this Offering or additional capital via debt and/or equity funding, or that any such transactions, if consummated, will be on terms favorable to us. In the event that additional capital is not obtained from other sources, it may become necessary to alter development plans or otherwise abandon certain ventures.

If we need to raise additional funds in order to fund expansion, develop new or enhanced services or products, respond to competitive pressures or acquire complementary products, businesses or technologies, any additional funds raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of ours Common Stock.

In the next twelve months, the company’s goal is to achieve profitable operations. We do not currently have any contractual restrictions on our ability to incur debt and, accordingly we could incur significant amounts of indebtedness to finance operations. Any such indebtedness could contain covenants which would restrict our operations.

Capital Resources. As of June 30, 2012 we had a cash balance of $20,696. Subsequent to year end, in August 2012 the Company received the balance of the Series A Preferred Stock Subscription Agreement of $744,451.

On September 15, 2012, the Company entered into an agreement with a related party. The related party signed a promissory note maturing 90 days from origination for $95,000. The note carries a 5% annual interest rate and no pre-payment penalty.

Off-Balance Sheet Arrangements.

We currently do not have any off-balance sheet arrangements

Contractual Obligations

The Company’s contractual obligations are limited to rent payments under the terms of the lease between Commerce Way, LP and the Company for 3 years at $30,000 per year.

	Total	< 1 year	1-3 years	3-5 years
Operating lease obligations	$90,000	25,000	60,000	5,000

Total contractual obligations	$90,000	$25,000	$60,000	$5,000

Income Taxes

The Company has no tax liability, current or deferred as of June 30, 2012.

Market Risk

The Company is exposed primarily to market risks associated with movements in interest rates.

Interest Rate Risk

The Company has no debt that could expose the Company to risks associated with increases in interest rates.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each person who is a director or executive as of the filing of this registration statement.

Board of Directors
Name	Age	Position
Alan Gulko	43	President, Chief Executive Officer and Director
Simon Friedman	65	Secretary and Director

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board. All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of Directors. We have not compensated our Directors for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors. Our Board of Directors appoints officers annually and each Executive Officer serves at the discretion of our Board of Directors. We do not have any standing committees. Our Board of Directors may in the future determine to pay Directors’ fees and reimburse Directors for expenses related to their activities.

Alan Gulko

Prior to joining the Company, Mr. Gulko served as President and was an Independent Owner of Boulevard Furniture, Inc. for this $4 million annual business with 25 employees that provided household furniture to retail buyers, primarily on credit. He is still involved in an executive role in this business. Over the course of his career, he has also held a managerial position with Sophistikids, Inc. as sales and marketing manager from 1993 to 2000 while supervising a staff of fourteen people. He received a BBA degree from Temple University in International Finance in 1991.

Simon Friedman

Mr. Friedman immigrated to the United States in 1979 and has established a successful cigarette distribution and other businesses over this time frame. He remains involved in the activities of Friedman Financial Group that he formed in 2006, Joseph

Friedman & Sons, the cigarette distribution business, and other consulting and advisory activities related to the Former Soviet Union.

Mr. Friedman holds degrees in civil and aeronautical engineering from the College of Construction Engineering of Arvno, Ukraine,

received in 1968 and 1978, and was first employed by Lavelle Aircraft Company in Philadelphia as Manager of Estimating and

Planning from 1979 to 1982. His entrepreneurial business activities began in 1983 with the first purchase of a cigarette business. In

April, 2006 Mr. Friedman entered into the automobile financing business.

Corporate Governance

Committees of our Board of Directors

As none of our Board of Directors are independent, our full Board of Directors acts as the Audit Committee. The Audit Committee reviews our accounting, auditing, financial reporting, and internal control functions and selects our independent auditors.

The Board does not have standing compensation or nominating committees. The Board does not believe compensation or nominating committee is necessary based on the size of the Company, the current levels of compensation to corporate officers and the beneficial ownership by two shareholders of more than 80% of the Company’s outstanding common stock. The Board will consider establishing compensation and nominating committees at the appropriate time.

The entire Board of Directors participates in the consideration of compensation issues and of director nominees. To date, the Board of Directors has not formally established any criteria for Board membership. Candidates for director nominees are reviewed in the context of the current composition of the Board and the Company’s operating requirements and the long-term interests of its stockholders. In conducting this assessment, the Board of Directors considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

The Board’s process for identifying and evaluating nominees for director, including nominees recommended by stockholders, will involve compiling names of potentially eligible candidates, conducting background and reference checks, conducting interviews with the candidate and others (as schedules permit), meeting to consider and approve the final candidates and, as appropriate, preparing an analysis with regard to particular recommended candidates.

Employment Agreements

We have not entered into employment agreements with any of our executive officers.

EXECUTIVE COMPENSATION

The following table sets forth the compensation on an annualized basis for the year ending June 30, 2012 that will be earned by our named executive officers.

Summary Compensation Table
	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)

Alan Gulko	2012	—	—	—	—	—	—	—
Simon Friedman	2012	—	—	—	—	—	—	—
Officers and Director	2012	0	0	0	0	0	0	0

Executive Employment Agreement

There are no current employment agreements.

Director Compensation

All directors are reimbursed for travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors.

No Director Compensation was paid during the year ended June 30, 2012.

Director Independence

Our Board of Directors has determined that none of our directors is independent as defined under the rules and guidelines of the NYSE.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of October 1, 2012, by (i) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock, (ii) each director and each of our executive officers included in the Summary Compensation Table and (iii) all executive officers and directors as a group.

The number of shares beneficially owned is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days of October 1, 2012. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of common stock listed as owned by that person or entity.

Name and Address of Beneficial Owner	Shares Beneficially Owned Prior to the Offering(1)	Percent of Class Prior to the Offering(1)	Shares Beneficially Owned After the Offering(1)	Percent of Class After the Offering(1)
Friedman Financial Group, LLC (2)
2708 Commerce Way	7,670,289	60%	7,670,289	20%
Philadelphia, PA 19154
DJS Investments, LLC.
3439 Colonial Circle	5,044,711	40%	5,044,711	13%
Huntingdon Valley, PA 19006 (3)
All Officers and Directors as a Group (4 persons)	12,715,000	100%	12,715,000	34%

(1)	Based on 10,000,000 shares of common stock outstanding prior to the offering and includes, on a fully diluted basis, the 2,715,000 shares for which the 905,000 outstanding shares of Series A Preferred Stock, are convertible into 3 shares of common stock and sale of all 5,000,000 Units in the offering resulting in the issuance of 25,000,000 additional shares of common stock including the exercise of 5,000,000 million warrants.

(2)	Simon Friedman owns 5,100,000 shares of common stock through Friedman Financial Group, LLC, which is 97% owned by Self Limited Partners and 3% by Mr. Friedman. Mr. Friedman controls Self Limited Partners, of which he is a 21% owner (see “Certain Relationships and Related Transactions” immediately below). Friedman Financial Group, LLC, owns 856,763 shares of the Company’s Series A Convertible Preferred Stock, convertible into 2,570,289 shares of common stock.
(3)	Mr. Gulko owns 4,900,000 shares of common stock through DJS Investments, LLC., which is controlled and 51% owned by Mr. Gulko (see “Certain Relationships and Related Transactions” immediately below for ownership of DJS Investments, LLC.). DJS Investments, LLC. owns 48,237 shares of the Company’s Series A Convertible Preferred Stock, convertible into 144,711 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

The Company acquired the entire floor plan portfolio from Avangard Auto Finance, Inc (“AAF”) a related party on June 22, 2012 for $151,979, which represented the principal balance outstanding at that time. AAF has the same ownership structure as the Company.

The Company entered into a lease agreement, for office space with Commerce Way, LLC (“CWL”). CWL is owned by DJS Investments, LLC and SELF, LP. SELF, LP is a shareholder of Friedman Financial Group, who owns 51% of the Company. The lease requires monthly payments of $2,500 on a month to month basis and is effective August 1, 2012. No security deposit was required.

Officers and related parties of the Company provide certain administrative expenses at no charge.

DJS Investments is 51% owned by Alan Gulko, president and CEO, 19% owned by Zeva Gulko, Mr. Gulko’s wife, and 10% each owned by Mr. Gulko’s sons, Joseph Gulko and Samuel Gulko.

Company History

Simon Friedman and Alan Gulko would be deemed to be “promoters” of the Company under the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Mr. Friedman immigrated to the United States in 1979 and has established a successful cigarette distribution and other businesses over this time frame. He remains involved in the activities of Friedman Financial Group that he formed in 2006, Joseph Friedman & Sons, the cigarette distribution business, and other consulting and advisory activities related to the Former Soviet Union. Mr. Friedman holds degrees in civil and aeronautical engineering from the College of Construction Engineering of Arvno, Ukraine, received in 1968 and 1978, and was first employed by Lavelle Aircraft Company in Philadelphia as Manager of Estimating and Planning from 1979 to 1982. His entrepreneurial business activities began in 1983 with the first purchase of a cigarette business. In April, 2006 Mr. Friedman entered into the automobile financing business.

Other Transactions

The Company’s executive offices are located at 2708 Commerce Drive, Philadelphia, PA 19154. We lease our offices under a three-year lease expiring August 31, 2012 from Commerce Way LLC. Our rental cost for these offices is $2,500 per month and is at the market rate for similar office space in the Northeast Philadelphia area. The building is owned by a limited partnership, Commerce Way, LP, whose managing partner is Alan Gulko, and whose owners are DJS (30%) and SLP (70%).

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None

PLAN OF DISTRIBUTION

The Shares will be offered on a best-effort, self-underwritten basis (that is without the use of a broker-dealer) by the Company during the Offering Period as defined below to a maximum number of 5,000,000 Units by Alan Gulko, our President and Chief Executive Officer and Linda Friedman, a director of the Company both of which may be considered an underwriter. During the Offering Period, Units will be sold at the $6.00 offering price. Presently, the officers who will conduct the offering will sell the shares and intend to offer them to friends, family members and business acquaintances.

The officers and directors will not register as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934 (“Exchange Act”) in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer.

a.	Neither our officers or our directors are subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his or her participation; and,

b.	Neither our officers or directors will be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

c.	Neither our officers or directors are, nor will be at the time of their participation in the offering, an associated person of a broker-dealer; and

d.	All our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that each (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of our Company, other than in connection with transactions in securities; and (B) are not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers, directors, control persons and affiliates of same do not intend to purchase any shares in this Offering.

The Offering Period will be up to six (6) months from the date of this prospectus unless earlier terminated. Units having as an aggregate selling price of $30,000,000 are being offered pursuant to this Registration Statement. This up to $30,000,000 offering being made pursuant to this Registration Statement may be extended for additional periods, once the initial offering Period is concluded, which in the aggregate will not exceed 12 months from the date of this prospectus. If any change to the specific $6.00 per Unit offering price were to occur, any new offering (including a reconfirmation offering) may only be made by means of a post-effective amendment to the prospectus and associated Registration Statement filed with the SEC.

The offering is expected to continue during the Offering Period at the Company’s $6.00 per Unit offering price. Subject to pertinent securities requirements, if the offering is extended, the Company expects to update periodically the prospectus after its six (6) month offering. In no case will this Offering extend for more than one (1) year from the date of this prospectus nor will more than $30,000,000 be raised by the Company under this current Registration Statement.

Subscription Procedure

In order to purchase Shares:

1)	An investor must complete and execute a copy of the Subscription Agreement (hereafter the “Subscription Agreement”) (Appendix I).

2)	Checks (which should be at least $600) should be made payable as follows: Avangard Capital Group, Inc.

3)	The check and the Subscription Agreement should be mailed or delivered to the Company.

All monies remitted by subscribers will not be escrowed, but will be deposited directly in a Company special account for this offering. Such funds will be available for immediate use by the Company. (See “Application Of Proceeds.”)

Erisa Considerations

Persons who contemplate purchasing Units on behalf of Qualified Plans are urged to consult with tax and ERISA counsel regarding the effect of such purchase and, further, to determine that such a purchase will not result in a prohibited transaction under ERISA, the Code or a violation of some other provision of ERISA, the Code or other applicable law. The management and the Company necessarily will rely on such determination made by such persons, although no Units will be sold to any Qualified Plans if management believes that such sale will result in a prohibited transaction under ERISA or the Code.

DESCRIPTION OF SECURITIES

General

We were incorporated in Nevada on June 13, 2012. On October 11, 2012 we amended out articles of incorporation such that we now have authorized: (i) 1,000,000,000 shares of common stock, $.0001 par value per share and (ii) 300,000,000 shares of preferred stock, of which 150,000,000 are designated Series A Convertible Preferred stock and 150,000,000 are designated “blank check” preferred stock.

As of June 30, 2012, we have outstanding 10,000,000 shares of common stock and 905,000 shares of Series A Convertible Preferred stock.

The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc., Salt Lake City, UT.

Units

The Units being offered by this prospectus each consist of four shares of common stock, $0.0001 par value (a “Share”) and one redeemable common stock warrant (a “Warrant”). The Shares and the Warrants may be traded and quoted separately on the 30th day after the date of this prospectus. Once the Shares and Warrants begin separate trading, we cannot assure you that our securities will be quoted or in what market, or, if quoted, will continue to be quoted.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters to be voted on by our stockholders. Holders of our common stock do not have any cumulative-voting rights. Common stockholders are entitled to share ratably in any dividends that may be declared from time to time on the common stock by our board of directors from funds legally available therefrom. Holders of common stock do not have any preemptive right to purchase shares of common stock. There are no conversion rights or sinking-fund provisions for or applicable to our common stock.

Preferred Stock

Our Board of Directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our Board of Directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Our Articles of Incorporation, as amended on October 11, 2012 authorizes the issuance of up to 300,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors.

Also on October 11, 2012, we filed a Certificate of Designation of Series A Convertible Preferred Stock with the Secretary of State of the State of Nevada to designate and authorize the issuance of up to 150,000,000 shares of Series A Convertible Preferred Stock.

Series A Convertible Preferred Stock

The terms of the Series A Preferred Stock, set forth in our Articles of Incorporation, provide that each share of Series A Preferred Stock is entitled to receive cumulative annual dividends at the rate of 4.5% per year. Each share of Series A Preferred Stock is convertible into three (3) shares of our Common Stock, and the holder thereof is entitled to vote shares of Series A Preferred Stock held as common stock in accordance with the number of shares of common stock into which such preferred shares are convertible. The shares of Series A Preferred Stock are entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of common stock and any other series or class of preferred stock which is junior to the Series A Preferred Stock, the sum of $1.00 per share of Series A Preferred Stock, plus accrued dividends.

Dividend Policy

The Company has never paid a cash dividend on its common stock and does not anticipate paying dividends in the foreseeable future. It is the present policy of the Company’s Board of Directors to retain earnings, if any, to finance the expansion of the Company’s business. The payment of dividends in the future will depend on the results of operations, financial condition, capital expenditure plans and other cash obligations of the Company and will be at the sole discretion of the Board of Directors.

Warrants

For each four shares of common stock purchased in this offering, purchasers will receive one Warrant to purchase one share of common stock at a price of 133% of the public offering price of the Units per share price, subject to adjustment as discussed below, at any time after the closing of this offering. The Warrants will expire at 5:00 p.m., Philadelphia, Pennsylvania time, three years from the effective date of this offering, or earlier upon redemption.

We may redeem the outstanding Warrants at a price of $0.001 per Warrant at any time upon a minimum 30 days prior written notice of redemption and if, and only if, the last sales price of our common stock equals or exceeds 150% of the Warrant exercise price, subject to adjustment, for a period of ten consecutive trading days.

If the foregoing conditions are satisfied and we call the Warrants for redemption, each Warrant holder shall then be entitled to exercise his or her Warrant prior to the date scheduled for redemption.

The Warrants will be issued in registered form under a warrant agreement between Interwest Transfer Company, Inc. as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Warrants.

The exercise price and number of shares of common stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held on record on all matters to be voted on by shareholders.

No Warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such Warrant, a prospectus relating to the common stock issuable upon exercise of the Warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. In addition, holders of the Warrants are not entitled to net cash settlement and the Warrants may only be settled by delivery of shares of our common stock and not cash. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the Warrants, holders will be unable to exercise their Warrants and we will not be required to settle any such Warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the Warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless. We have agreed, however, to extend the exercise period of the Warrants if the prospectus relating to the common stock issuable upon the exercise of the Warrants is not current at the expiration date. The Warrant holders will have a 30 day period to exercise the Warrants upon effectiveness of a registration statement relating to the common stock issuable upon the exercise of the Warrants.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the Warrant holder.

SHARES ELIGIBLE FOR FUTURE SALE

Rule 144

Rule 144 under the Securities Act provides an exemption from the registration requirements of the Securities Act for resales of “restricted securities,” which are securities that have been acquired from the issuer of the securities or an affiliate of the issuer in a transaction or chain of transactions not involving a public offering, and for resales of any securities held by an affiliate of the issuer.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns restricted securities of a reporting company may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may sell those securities, but only if they comply with certain restrictions relating to the manner of sale, the availability of current public information about the reporting company, and the filing of a notice of sale. In addition, under Rule 144, affiliates may not sell within any three-month period a number of shares in excess of the greater of:

•

1% of the total number of securities of the same class then outstanding (approximately 30,000,000 shares of common stock immediately after this offering assuming all Shares are sold and shares of common stock are separated from the Units); and

•

the average weekly trading volume of such securities as reported through the automated quotation system during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Persons not deemed to be affiliates of the reporting company who have beneficially owned the restricted securities for at least six months but for less than one year may sell these securities, provided that the reporting company is current in its Exchange Act filings. After beneficially owning restricted securities for one year, a non-affiliate of the reporting company may engage in unlimited resales of such securities.

Shares

Thirty days after the close of this offering, the Units issued in the offering, and pursuant to the automatic conversion of certain securities at the time of the offering, will become separable into shares of common stock and Warrants. Assuming that all such Units separate as of 30 days after the closing of the offering, there will be approximately 30,000,000 shares of our common stock outstanding, based upon the number of shares of common stock outstanding on October 19, 2012, and warrants to acquire and additional 5,000,000 shares of common stock at $2.00 per share.

Of these securities, a maximum of 20,000,000 shares of our common stock outstanding after the offering will be freely tradable without restriction under the Securities Act, except that any securities held by our affiliates, as that term is defined in Rule 144 under the Securities Act, must generally be sold in compliance with the limitations of Rule 144 described above.

All of the remaining 10,000,000 shares of our common stock outstanding upon the closing of the offering will be subject to transfer restrictions either as restricted securities under Rule 144, if they were issued in private transactions not involving a public offering.

Warrants

Thirty days after the close of this offering, assuming that all Units are sold and the Units separate into shares of common stock and Warrants, we will have warrants to purchase 5,000,000 shares of common stock outstanding and 5,000,000 shares of common stock reserved for issuance upon exercise of the Warrants.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Legal & Compliance, LLC, West Palm Beach, FL.

EXPERTS

The financial statements of Avangard Capital Group, Inc. as of June 30, 2012, included in this prospectus, have been included herein in reliance on the report by Friedman LLP our independent public accounting firm, given on the authority that the firm are experts in accounting & auditing.

COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the company pursuant to any provisions contained in its Articles of Incorporation, Bylaws, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the Company’s legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to informational filing requirements of the U.S. Securities Exchange Act of 1934, as amended, and its rules and regulations. This means that we will file reports and other information with the U.S. Securities and Exchange Commission. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 100 F Street, N.E. Washington D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that will contain the reports and other information that we file electronically with the Commission and the address of that website is http://www.sec.gov. Statements contained in this prospectus as to the intent of any contract or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the particular contract or other document filed as an exhibit to this registration statement, each statement being qualified in all respects by this reference.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with any information other than that provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

AVANGARD CAPITAL GROUP, INC.

FINANCIAL STATEMENTS

PERIOD FROM JUNE 13, 2012 (INCEPTION)

THROUGH JUNE 30, 2012

AND

INDEPENDENT AUDITORS’ REPORT

AVANGARD CAPITAL GROUP, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Avangard Capital Group, Inc.

We have audited the accompanying balance sheet of Avangard Capital Group, Inc. (the “Company”) as of June 30, 2012, and the related statements of income, stockholders’ equity, and cash flows for the period from June 13, 2012 (inception) through June 30, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Avangard Capital Group, Inc. as of June 30, 2012, and the results of its operations and its cash flows for the period from June 13, 2012 (inception) through June 30, 2012 in conformity with accounting principles generally accepted in the United States of America.

New York, New York

September 7, 2012

October 12, 2012 with respect to Note 5

AVANGARD CAPITAL GROUP, INC.

BALANCE SHEET

JUNE 30, 2012

ASSETS
Current assets
Cash	$20,696
Floor plan financing receivable	140,890
Fees receivable	1,123
Interest receivable	610

Total current assets	$163,319

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$400

Total current liabilities	400

Stockholders’ equity
Preferred stock, $0.0001 par value, 300,000,000 authorized; Class A, 905,000 shares issued and outstanding;	90
Common stock, $0.0001 par value, 1,000,000,000 authorized; Class A, 10,000,000 shares issued and outstanding	1,000
Additional paid in-capital	904,910
Subscriptions	(744,451)
Retained earnings	1,370

Total stockholders’ equity	162,919

Total liabilities and stockholders’ equity	$163,319

See notes to financial statements.

AVANGARD CAPITAL GROUP, INC.

STATEMENT OF INCOME

FOR THE PERIOD JUNE 13, 2012 (INCEPTION) THROUGH JUNE 30, 2012

Revenues
Origination fees	$1,125
Interest revenue	645

1,770

Operating expenses
General	400

400

Net income	$1,370

See notes to financial statements.

AVANGARD CAPITAL GROUP, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD JUNE 13, 2012 (INCEPTION) THROUGH JUNE 30, 2012

	Preferred Stock		Common Stock		Additional Paid in Capital	Retained Earnings		Total Stockholders’ Equity
	Shares	Amount	Shares	Amount			Subscriptions
Balance, June 13, 2012	—	$—	—	$—	$—	$—	$—	$—

Issuance of common stock	—	—	10,000,000	1,000	—	—	—	1,000

Issuance of preferred stock	905,000	90	—	—	904,910	—	(744,451)	160,549

Net income	—	—	—	—	—	1,370	—	1,370

Balance, June 30, 2012	905,000	$90	10,000,000	$1,000	904,910	$1,370	$(744,451)	$162,919

See notes to financial statements.

AVANGARD CAPITAL GROUP, INC.

STATEMENT OF CASH FLOWS

FOR THE PERIOD JUNE 13, 2012 (INCEPTION) THROUGH JUNE 30, 2012

Cash flows from operating activities
Net income	$1,370
Adjustments to reconcile net income to net cash used in operating activities
Changes in assets and liabilities
Acquisition of floor plan portfolio	(151,979)
Floor plan financing receivable	11,089
Fees receivable	(1,123)
Interest receivable	(610)
Accounts payable	400

Net cash used in operating activities	(140,853)

Cash flows from financing activities
Issuance of preferred and common stock	161,549

Net cash provided by investing activities	161,549

Net increase in cash	20,696
Cash, beginning of period	—

Cash, end of period	$20,696

See notes to financial statements.

AVANGARD CAPITAL GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Avangard Capital Group, Inc. (“ACG” and the “Company”) was incorporated on June 13, 2012 under the laws of the State of Nevada. The Company’s executive offices are located in Philadelphia, Pennsylvania.

ACG is a finance company that provides floor plan financing for independent used car dealers. ACG operates in the states of New Jersey, Pennsylvania, and Florida.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

Concentrations of Credit Risk for Cash

The Company’s cash balances are maintained at one bank. Balances are insured by the Federal Deposit Insurance Corporation subject to certain limitations.

Revenue Recognition

Interest income from floor plan financing receivable is recognized using the interest method. Accrual of income on finance receivable is suspended when a contract is contractually delinquent for ninety days or more. The accrual is resumed when the contract becomes contractually current and past due interest is recognized at that time.

Origination Fees are recognized for services provided during the loan origination process at the point in time the loan is funded by the third-party lender.

Floor Plan Financing Receivable

Floor plan financing receivable consists of purchased automobiles, which were assigned to the Company upon acquisition. The titles to the automobiles, which serve as security for the payment of the purchased contracts, are held by the Company.

Floor plan financing receivable that management has the intent and ability to hold for the foreseeable future or until maturity of payoff are reported at their outstanding gross contractual balances, net of allowance for losses and unearned finance revenue. Unearned finance revenue consists of unearned interest and discounts realized on contract purchases.

AVANGARD CAPITAL GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Floor Plan Financing Receivable (Continued)

The Company performs periodic evaluations of the adequacy of the allowance for losses taking into consideration the past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, as well as recovery potential of any underlying collateral, personal guarantees and current economic conditions. Any increases in the allowance for losses subsequent to the acquisition of the contract are charged to earnings. As of June 30, 2012, no provision has been made.

Fair Value of Financial Instruments

The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced sale or liquidation. Significant differences can arise between the fair value and carrying amount of financial instruments that are recognized at historical cost amounts. The carrying value of cash and accounts payable approximate the fair value because of the short maturity of those instruments.

The accounting standards regarding fair value of financial instruments and related fair value measurements define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement, and enhance disclosure requirements for fair value measures.

The three levels are defined as follows:

Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3: inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Income Taxes

No provision has been made for federal and state income taxes at June 30, 2012.

AVANGARD CAPITAL GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Subsequent Events

These financial statements were approved by management and available for issuance on October 12, 2012. Management has evaluated subsequent events through this date.

2 – STOCK SUBSCRIPTIONS RECEIVABLE

The Company’s shareholders are Friedman Financial Group (“FFG”), owning 51% of the Company and DJS Investments, LLC, owning 49%. FFG and DJS have signed subscription agreements with the Company for the purchase 856,763 and 48,237 shares of Class A Preferred Stock, respectively. FFG and DJS have paid $151,898 and $8,560, respectively towards the satisfaction of the subscription agreements. As of June 30, 2012, the stock subscription receivable balance is $744,451 and the entire balance was collected on August 28, 2012.

3 – COMMON AND PREFERRED STOCK

The Company is authorized to issue 500,000,000 shares of $0.0001 par value common stock of which 10,000,000 shares have been issued and outstanding at June 30, 2012.

The Company is authorized to issue 200,000,000 shares of Class B common stock at $0.0001 par value, 150,000,000 shares of Class C common stock at $0.0001 par value, and 150,000,000 shares of Class D common stock at $0.0001 par value. No shares of Class B, Class C, or Class D common stock have been issued.

The Company is authorized to issue 150,000,000 shares of no par value Class A preferred stock of which 905,000 shares have been issued and outstanding at June 30, 2012. The holders of the Class A preferred stock shall be entitled to receive a dividend payment of $0.045 per share, payable only and when the Board of Directors should declare such dividends. No dividends were declared for the period from June 13, 2012 (inception) through June 30, 2012. Each share of preferred stock shall have the number of votes represented by the number of shares of the Company’s Class A common stock. The outstanding preferred stock contains a convertible feature whereby one share of preferred stock is convertible to three shares of common stock. As of June 30, 2012 there have been no conversions. Holders of the Class A preferred stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, before any payment or distribution shall be made on the common stock.

AVANGARD CAPITAL GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

3 – COMMON AND PREFERRED STOCK (CONTINUED)

The Company is authorized to issue 50,000,000 shares of Class B $0 par value preferred stock, 50,000,000 shares of Class C $0 par value preferred stock, and 50,000,000 shares of Class D $0 par value preferred stock. No shares of Class B, Class C, or Class D preferred stock have been issued.

4 – RELATED PARTY TRANSACTIONS

The Company acquired the entire floor plan portfolio from Avangard Auto Finance, Inc (“AAF”) a related party on June 22, 2012 for $151,979, which represented the principal balance outstanding at that time. AAF has the same ownership structure as the Company.

The Company entered into a lease agreement, for office space with Commerce Way, LLC (“CWL”). CWL is owned by DJS Investments, LLC and SELF, LP. SELF, LP is a shareholder of Friedman Financial Group, who owns 51% of the Company. The lease requires monthly payments of $2,500 on a month to month basis and is effective August 1, 2012. No security deposit was required.

Officers and related parties of the Company provide certain administrative expenses at no charge.

5 – SUBSEQUENT EVENT

On September 28, 2012 the Company amended their articles of incorporation to authorize 300,000,000 shares of preferred stock and revoked prior authorization of preferred stock Class B, Class C, and Class D. A par value of $0.0001 was established for the preferred stock and the Company designated 150,000,000 shares as Class A. The Board of Directors also revoked prior authorization of Class B, Class C and Class D of common stock. The authorized shares of common stock Class A shall remain at 1,000,000,000 shares as originally filed with the States of Nevada with a par value of $0.0001.

The effect of the changes is retroactively reflected on the balance sheet.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The registrant estimates that expenses payable by the registrant is connection with the offering described in this registration statement will be as follows:

SEC registration fee	$5,456
Blue Sky fees	10,000
Legal fees and expenses	35,000
Accounting fees and expenses	4,000
Printing and engraving expenses	25,000
Other expenses in connection with this offering	20,544

Total	$100,000

Item 14.	Indemnification of Directors and Officers

Subsection 1 of the Nevada Revised Statute § 78.7502 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

Subsection 2 of the Nevada Revised Statute Annotated § 78.7502 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Subsection 3 of the Nevada Revised Statute Annotated § 78.7502 provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Article V of our By-Laws provide that the corporation shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Item 15.	Recent Sales of Unregistered Securities

The issuances of our securities listed below were made in reliance on exemption from registration provided by under Section 4(a)(2) of the Securities Act of 1933, as amended, as we reasonably believed that the investors were sophisticated, that no general solicitations were involved, and the transactions did not otherwise involve a public offering.

Common Stock Issuances

On June 13, 2012 the Company issued 5,100,000 shares of its common stock in consideration of                     to Friedman Financial Group, Inc. and 4,900,000 shares of common stock to DJS Investments, LLC, for total consideration of $10,000.

Preferred Stock Issuances

On June 13, 2012, Friedman Financial Group, Inc. was issued 856,763 shares of Series A Preferred shares in consideration of                     and DJS Investments LLC was issued 48,237 shares of Series A Preferred stock for total consideration of $905,000. All subscriptions for Series A Preferred Stock have been fully paid for as of August 28,2012.

Item 16.	Exhibits

Exhibit No.	Description

3.1	Articles of Incorporation, filed June 13, 2012.

3.1(a)	Amended and Restated Articles of Incorporation including Series A preferred stock designation

3.2	Bylaws of Avangard Capital Group Inc.

4.1	Specimen Common Stock Certificate.

4.1(a)	Specimen Preferred Stock Certificate.

4.2	Form of Warrant Agreement between Avangard Capital Group Inc. and Interwest Transfer Company, Inc.

4.3	Specimen Warrant.

4.4	Form of Unit Certificate.

4.6	Subscription Agreement.

5.1	Opinion of Legal & Compliance, LLC.

10.1	Assignment Agreement between Avangard Capital Group Inc. and Avangard Auto Finance, Inc dated June 13, 2012

10.2	Floor Plan Agreement with Autosource Enterprises, Inc.

10.3	Demand Promissory Note with Autosource Enterprises, Inc.

10.4	Business Line of Credit Agreement with Autosource Enterprises, Inc.

10.5	Surety Agreement with Autosource Enterprises, Inc.

10.6	Confessions of Judgment with Autosource Enterprises, Inc.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Legal & Compliance, LLC (included in Exhibit 5.1)

99.1	Avangard Auto Finance, Inc. Code of Business Conduct and Ethics

Item 17.	Undertakings

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that:

A.	Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Remainder of page intentionally left blank.

Signatures on following page.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized on October 31, 2012.

AVANGARD CAPITAL GROUP, INC.

By:	/s/ Alan Gulko
Alan Gulko
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Form S-1 has been signed by the following persons in the capacities indicated on October 31, 2012.

Name	Title

/s/ ALAN GULKO	President and Chief Executive Officer (Principal Executive and Financial Officer)
Alan Gulko

/s/ Linda Friedman	Director and Secretary
Linda Friedman

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation, filed June 13, 2012.

3.1(a)	Amended and Restated Articles of Incorporation including Series A preferred stock designation

3.2	Bylaws of Avangard Capital Group Inc.

4.1	Specimen Common Stock Certificate.

4.1(a)	Specimen Preferred Stock Certificate.

4.2	Form of Warrant Agreement between Avangard Capital Group Inc. and Interwest Transfer Company, Inc.

4.3	Specimen Warrant.

4.4	Form of Unit Certificate.

4.6	Subscription Agreement.

5.1	Opinion of Legal & Compliance, LLC.

10.1	Assignment Agreement between Avangard Capital Group Inc. and Avangard Auto Finance, Inc dated June 13, 2012

10.2	Floor Plan Agreement with Autosource Enterprises, Inc.

10.3	Demand Promissory Note with Autosource Enterprises, Inc.

10.4	Business Line of Credit Agreement with Autosource Enterprises, Inc.

10.5	Surety Agreement with Autosource Enterprises, Inc.

10.6	Confessions of Judgment with Autosource Enterprises, Inc.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Legal & Compliance, LLC (included in Exhibit 5.1)

99.1	Avangard Auto Finance, Inc. Code of Business Conduct and Ethics